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                                     [LETTERHEAD]

June 2, 1998


Board of Directors
CGB&L Financial Group, Inc.
229 East South Street
Cerro Gordo, Illinois  61818


Ladies & Gentlemen:

You have requested our opinion as to certain Federal and State of Illinois income tax consequences of the proposed conversion of Cerro Gordo Building and Loan, s.b. (Bank) from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank and the acquisition of the Bank's capital stock by CGB&L Financial Group, Inc., a Delaware Corporation ("Holding Company"), pursuant to the plan of conversion. Our opinion is based solely upon the information contained in Form SB-2, Registration Statement under the Securities Act of 1933 and the representations and additional information provided us as set forth in the sections of this letter entitled, Facts and Representations.

                                  SCOPE OF OPINION

You have advised us that the SB-2 and other statements and representations provide an accurate, complete description of the facts and circumstances concerning the proposed transactions, and we have made no independent inquiry into them.


The opinions expressed herein are rendered only with respect to the specific matters discussed, and we express no opinion with respect to any of the legal aspects of the transaction. If any of the facts, circumstances, or representations contained in the Prospectus or this Opinion Letter are not entirely complete or accurate, it is imperative we be informed immediately, as such an inaccuracy could have a material effect upon our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code ("IRC") of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Such a change could also have an effect on the validity of our opinion. It is possible that the Internal Revenue Service could take a position contrary to the conclusions we reach herein, and that a court might uphold such a contrary position.


NO OPINION IS EXPRESSED WITH RESPECT TO ISSUES NOT SPECIFICALLY DISCUSSED
HEREIN.

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Board of Directors
CGB&L Financial Group, Inc.
June 2, 1998
Page 2


                                       FACTS

Savings Bank is a mutual savings bank chartered under the laws of the State of Illinois. As a mutual savings institution, Savings Bank has no authorized stock. Instead, Savings Bank, in mutual form, has a unique equity structure. A depositor of Savings Bank is entitled to interest on his/her account balance as declared and paid by Savings Bank. A depositor has no right to a distribution of any earnings of Savings Bank; rather, these amounts become retained earnings of Savings Bank. However, a depositor has a right to share pro rata, with respect to the withdrawal value of his/her respective savings account, in any liquidation proceeds distributed in the event Savings Bank is ever liquidated. Voting rights in Savings Bank are held by the depositors (collectively, the "Members"). All of the interests held by a depositor in Savings Bank cease when such depositor closes his account with Savings Bank. For federal income tax purposes, Savings Bank constitutes a "domestic building and loan association" within the meaning of IRC Section 7701(a)(19). Savings Bank prepares its income tax returns on a fiscal year March 31 basis, utilizing the cash accounting method. Savings Bank does not have a net operating loss or other tax attribute carryforward.

Bank Holding Company is a newly-organized State of Delaware corporation and will operate as a bank holding company. Holding Company has one share of stock outstanding, but has 900,000 shares of authorized common stock with $.01 par value and 100,000 shares of preferred stock with $.01 par value. Holding Company currently has no assets or liabilities and has not yet conducted business activities whatsoever.

The Board of Directors of Savings Bank determined that in order to facilitate the growth and expansion of Savings Bank through the raising of additional capital, it is in the best interest of Savings Bank to convert from a mutual to stock form of organization. Further, the Board of Directors decided that restructuring Savings Bank as a wholly-owned subsidiary of Holding Company would provide organizational and economic strength to Savings Bank.

Savings Bank's Board of Directors unanimously adopted the Plan of Conversion (the "Plan") on March 11, 1998, which was amended on May 26, 1998. Under the Plan, Savings Bank's charter to operate as a mutual savings bank will be amended to permit it to continue its operation in the form of a State of Illinois chartered stock savings bank, which will be a wholly-owned subsidiary of Holding Company. The Plan must be approved by the affirmative vote of at least two-thirds of the votes eligible to be cast by the Members of Savings Bank at a special meeting called for such purpose. Savings Bank anticipates that the Illinois Office of Banks and Real Estate (the "Commissioner") and the Federal Deposit Insurance Corporation (the "FDIC") will approve the Plan, subject to Member approval and satisfaction of

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Board of Directors
CGB&L Financial Group, Inc.
June 2, 1998
Page 3


certain other conditions, including certification by JMP Financial, Inc. (the "Appraiser") that the price of the common stock to be issued conforms to the estimated range of the pro forma market values at the close of the proposed conversion transaction. Savings Bank further believes that the Commissioner and the Federal Reserve will also approve Holding Company's application to acquire all of the capital stock of Stock Bank, and thereby become the parent of Stock Bank. Under the Plan, Holding Company will issue a specified number of shares of common stock (the "Conversion Stock"). The total dollar amount, for which all shares of Conversion Stock will be sold, shall be equal to the estimated total pro forma market value of Savings Bank and Holding Company, after the proposed conversion transaction, as determined by the Appraiser. Pursuant to the Plan, all such shares will be sold at a uniform price per share.

Under current law, the proposed conversion transaction is subject to the regulations of the Commissioner and the FDIC, and (as previously noted) Savings Bank anticipates that the Commissioner and the FDIC will approve the conversion, subject to the approval by the Members of Savings Bank entitled to vote at a special meeting.

Under existing law, as required by the Commissioner's and the FDIC's regulations, shares of Conversion Stock will be offered pursuant to nontransferable subscription rights on the basis of preference categories. Conversion Stock will be offered to the following persons in the following order of priority:

     1. Depositors with aggregate deposits of $50 or more in Savings Bank on December 31, 1996 (the "Eligible Account Holders");

     2.   An Employee Stock Ownership Plan ("ESOP");

     3. Depositors with aggregate deposits of $ 50 or more in Savings Bank on June 30, 1998, (Supplemental Eligible Account Holders), excluding directors and officers of the Savings Bank and their associates, and

     4. Other members, constituting Savings Bank depositors as of a yet to be determined date that do not constitute Eligible Account Holders, or Supplemental Eligible Holders and who continue to be depositors as of the voting record date for the special meeting of members of the Bank called for the purpose of considering the approval of the Plan of Conversion. (the "Other Members")

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Board of Directors
CGB&L Financial Group, Inc.
June 2, 1998
Page 4



Any shares of Conversion Stock not subscribed for under the foregoing preference categories will be offered in a community offering to other purchasers (the "Community Offering to Other Purchasers"), with a preference to natural persons residing in Piatt County, Illinois (the "Preferred Other Purchasers"). Further, in the event the Conversion Stock is not fully subscribed for after the Community Offering to Other Purchasers, it is expected that remaining shares will be offered to the general public on a best efforts basis through a selling group of broker-dealers in a syndicated community offering. Pursuant to the Prospectus, no subscriber will be allowed to purchase less than twenty-five shares of Conversion Stock, provided sufficient shares are available.

All purchases of Conversion Stock by any person or entity, other than the ESOP in connection with the proposed conversion transaction, are subject to the following maximum purchase limitations:

     - The maximum number of shares of Conversion Stock which may be purchased in the proposed transaction by any person, together with all associates of such person, or group of persons otherwise acting in concert, is 5 percent of the total number of shares of Conversion Stock offered in the proposed transaction.

     - The maximum number of shares of Conversion Stock purchased by all directors/officers of Savings Bank (together with certain associates and other attributed shares) may not exceed 35 percent of the total number of shares issued in the proposed transaction.

Notwithstanding the foregoing limits:

     - The ESOP will be permitted, and is expected, to subscribe for the purchase of 8 percent of the total number of shares of Conversion Stock issued in the proposed transaction; and

The Plan also permits Holding Company and Savings Bank, in their sole discretion, to increase the maximum number of shares of Conversion Stock which may be purchased by any one person, together with all associates of such person or group of persons otherwise acting in concert, above the generally applicable 5 percent limit.

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Board of Directors
CGB&L Financial Group, Inc.
June 2, 1998
Page 5



SPECIFIC CONVERSION STOCK PRIORITIES AND OTHER STOCK MATTERS

Subject to the maximum and minimum purchase limitations set forth in the Plan, each Eligible Account Holder has been granted, without payment therefor, non-transferable subscription rights to purchase Conversion Stock up to an amount which, when added to the stock purchased by all of his or her associates and/or other persons acting in concert with such Eligible Account Holder, equals 5 percent of the shares of Conversion Stock offered in the proposed transaction.

The ESOP will be granted, without payment therefor, nontransferable subscription rights to purchase up to 8 percent of the Conversion Stock issued in the proposed transaction on a second priority basis. Pursuant to the Plan, subscriptions by the ESOP will not be aggregated with shares of Conversion Stock purchased directly by, or which are otherwise attributable to, any other participants in the proposed transaction, including subscriptions of any of the Bank's directors, officers, employees or associates thereof.

Subject to the maximum and minimum purchase limitations detailed in the Plan, each Supplemental Eligible Account Holder has been granted, without payment therefore, nontransferable Conversion Stock subscription rights to purchase Conversion Stock up to an amount which, when added to the stock purchased by all of his or her associates and/or other persons acting in concert with such Supplemental Eligible Account Holder, equals 5 percent of the shares of Conversion Stock offered in the proposed transaction. The subscription rights of each Supplemental Eligible Account Holder will be reduced by any subscription rights received by such person as an Eligible Account Holder.

Subject to the maximum and minimum purchase limitations set forth in the Plan of Conversion, each Other Member will be granted, without payment therefor, nontransferable subscription rights to purchase Conversion Stock up to an amount which, when added to the Conversion Stock purchased by all of his or her associates and any persons acting in concert with such Other Member, equals 5% of the Conversion Stock offered in the Conversion, to the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, with ESOP and Supplemental Eligible Account Holders. Subscriptions from Other Members will be filled after those of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders. In the event of an oversubscription by Other Members, shares of Conversion Stock will be allocated among the subscribing Other Members in the proportion that the number of shares subscribed for by each such subscriber bears to the total number of shares subscribed for by all such Other Members.

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Board of Directors
CGB&L Financial Group, Inc.
June 2, 1998
Page 6


After the foregoing, to the extent that shares of the Conversion Stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members the remaining shares of the Conversion Stock will be offered in the Community Offering, with preference to natural persons residing in Piatt County, Illinois in a manner designed to achieve the widest possible distribution of Conversion Stock.

No individual Conversion Stock purchaser (in the Community Offering), directly or indirectly, or together with his/her associates or other persons with whom such purchaser is acting in concert, may subscribe for an amount of Conversion Stock which would exceed 5 percent of the shares of Conversion Stock offered in the proposed transaction. Further, Holding Company and Savings Bank have reserved the absolute right to reject any orders in the Community Offering in whole or in part. To the extent the aforementioned purchasers subscribe for more shares of Conversion Stock than remain available for purchase, and to the extent such orders are not rejected by Holding Company/Savings Bank, the shares remaining after satisfaction of the subscriptions of the Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members will be allocated first among the Purchasers of the community offering in a manner which permits each Purchaser of the community offering, to the extent possible, to purchase the number of shares subscribed for by such Purchasers in the community offering up to a maximum of 2% of the common stock offered in the subscription and thereafter remaining shares shall be allocated on an equal number of shares per order until all orders of such purchasers have been filled.

In connection with the proposed transaction, Holding Company's Board of Directors is considering the adoption of the Holding Company Stock Option Plan (the "Stock Option Plan"), subject to stockholder approval. The Stock Option Plan is intended to promote stock ownership by directors and select officers/employees of Holding Company and Stock Bank to increase their proprietary interest in the success of Holding Company and encourage them to remain in the employ of Holding Company or Stock Bank.

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Board of Directors
CGB&L Financial Group, Inc.
June 2, 1998
Page 7


The Stock Option Plan provides for the grant of so-called incentive stock options ("ISOs") as defined under IRC Section 422(b), and for options that do not so qualify ("NQSOs"). Holding Company's Board of Directors intends to reserve an amount of stock equal to 10 percent of the Conversion Stock issued in the proposed transaction for issuance under the Stock Option Plan.

All full-time employees, including officers of Holding Company and Stock Bank (and any future subsidiaries), are eligible to receive grants under the Stock Option Plan. Any such options will vest and become exercisable over a five-year period or upon a change in control as defined under the Stock Option Plan.

The Stock Option Plan also provides that each non-employee director of Holding Company (as of the time the proposed transaction is completed) will receive, subject to stockholder approval of the Stock Option Plan, a one-time nondiscretionary grant of ten year NQSOs to purchase shares of Conversion Stock, effective as of the date of the completion of the proposed transaction. The aggregate number of shares of Conversion Stock subject to options granted to non-employee directors may not exceed 30 percent of the shares reserved for issuance under the Stock Option Plan.

As required by the Commissioner's regulations, the Plan provides that, upon completion of the proposed transaction, a Liquidation Account will be established on the Stock Bank's books, for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts at the Stock Bank. The amount of the Liquidation Account will be equal to the regulatory capital of Savings Bank as of the last practical date prior to consummation of the proposed transaction. Under applicable regulations of the Commissioner, the Stock Bank will not be permitted to pay dividends on its common stock if its regulatory capital would thereby be reduced below the aggregate amount then required for the Liquidation Account. After the proposed transaction, Eligible Account Holders and Supplemental Eligible Account Holders will be entitled, in the event of liquidation of the Stock Bank, to receive liquidating distributions of any assets remaining after payment of all valid creditor claims (including the claims of all depositors to the withdrawal values of their deposit accounts, plus accrued interest), but before any distributions are made on the Stock Bank's common stock, equal to their proportionate interests at the time in the Liquidation Account.

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Board of Directors
CGB&L Financial Group, Inc.
June 2, 1998
Page 8


Each Eligible Account Holder and Supplemental Eligible Account Holder will have an initial interest (a "Subaccount Balance") in the Liquidation Account for each deposit account as of the eligibility record date. Each initial Subaccount Balance will equal the amount determined by multiplying the total opening balance in the Liquidation Account by a fraction, the numerator of which is the qualified deposit of such deposit account, and the denominator of which is the total of all qualified deposits of all Eligible Account Holders and Supplemental Eligible Account Holders. If the amount of the deposit account on any subsequent annual closing date (i.e., each March 31, commencing March 31, 1999) of the Stock Bank is less than the balance in such deposit account on any other annual closing date (or the balance in such account on the eligibility record date), this interest in the Liquidation Account will be reduced by an amount proportionate to any such reduction and will not thereafter be increased despite any subsequent increase in the related deposit account. An Eligible Account Holder's or Supplemental Eligible Account Holder's interest in a Liquidation Account will cease to exist if the Eligible Account Holder or Supplemental Eligible Account Holder ceases to maintain an account at Stock Bank. The Liquidation Account will never increase and will be correspondingly reduced as the Subaccount Balances in the Liquidation Account are reduced or cease to exist. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Holding Company, as sole stockholder of Stock Bank.

Following the proposed transaction, voting rights in Stock Bank will rest exclusively with Holding Company, the sole stockholder of Stock Bank. Voting rights in Holding Company will rest exclusively with the holders of Conversion Stock. The proposed transaction will not interrupt the business of Savings Bank, and its business will be continued as usual by Stock Bank after the proposed transaction. Each depositor will retain a withdrawable account or accounts in the same dollar amount and on the same terms as the accounts they held at the time of the proposed transaction. Loans of Savings Bank will remain unchanged and retain their same characteristics after the proposed transaction. Membership in the Savings Association Insurance Fund will be continued by Stock Bank, and Stock Bank will remain subject to the regulatory authority of the Commissioner as well as the Federal Deposit Insurance Corporation.

                                  REPRESENTATIONS

In addition to the facts as set forth above, the following representations have been made by Holding Company, Savings Bank, and Stock Bank in connection with the proposed transaction:

     1. Holding Company and Stock Bank each have no current plan or intention to redeem or otherwise acquire any of the Conversion Stock issued in the proposed transaction.

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Board of Directors
CGB&L Financial Group, Inc.
June 2, 1998
Page 9


     2. Immediately following the consummation of the proposed transaction, Stock Bank will possess the same assets and liabilities as Savings Bank held immediately prior to the proposed transaction, plus substantially all of the net proceeds from the sale of its stock to Holding Company, except for assets used to pay the expenses of the reorganization transaction. The liabilities transferred to Stock Bank were incurred by Savings Bank in the ordinary course of its business.

     3. No cash or other property will be given to eligible Account Holders or to the Others in lieu of nontransferable subscription rights or an interest in the Liquidation Account of Stock Bank.

     4. Following the proposed transaction, Stock Bank will continue to engage in business in substantially the same manner as Savings Bank engaged in business prior to the conversion, and it has no plan or intention to sell or otherwise dispose of any of its assets, except in the ordinary course of business. There is no plan or intention for Stock Bank to be liquidated or merged with another corporation following consummation of the proposed transaction.

     5. The fair market value of each Stock Bank deposit account plus an interest in the Liquidation Account will, in each instance, be approximately equal to the fair market value of each deposit account of Savings Bank plus the interest in the residual equity of Savings Bank surrendered in exchange therefore. All proprietary rights in Savings Bank form an integral part of the withdrawable savings account being surrendered in the exchange. The deposit account holder's proprietary interest in Savings Bank arises solely by virtue of the fact that they are deposit account holders in Savings Bank.

     6. None of the compensation to be received by any deposit account holder-employee of Savings Bank or Holding Company will be separate consideration for, or allocable to, any of their deposits in Savings Bank. No interest in the Liquidation Account of Stock Bank will be received by any deposit account holder-employee as separate consideration for, or will otherwise be allocable to, any employment agreement, and the compensation paid to each deposit account holder-employee during the twelve-month period preceding or subsequent to the conversion, will be for services actually rendered, and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. No shares of Conversion Stock will be issued to or purchased by any deposit account holder-employee of Savings Bank or Holding Company at a discount or as compensation in the proposed transaction.

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Board of Directors
CGB&L Financial Group, Inc.
June 2, 1998
Page 10


     7. Savings Bank has received or will receive an opinion from the Appraiser which concludes that the subscription rights to purchase shares of Conversion Stock have no economic value on the date of distribution or at the time of exercise, whether or not a syndicated community, public offering, or other purchase arrangement takes place.

     8. Holding Company, Savings Bank, and Stock Bank constitute corporations within the meaning of IRC Section 7701(a)(3). Savings Bank and Stock Bank constitute domestic building and loan associations within the meaning of IRC Section 7701(a)(19).

     9. At the time of the proposed transaction, the fair market value of the assets of savings Bank on a going-concern basis will equal or exceed the amount of its liabilities plus the amount of liabilities to which the assets are subject, and Savings Bank will have a positive regulatory capital balance.

     10. Holding Company has no plan or intention to sell or otherwise dispose of the stock of Stock Bank received by it in the proposed transaction.

     11. No amount of savings accounts or deposits of Eligible Account Holders and Supplemental Account Holders as of the eligibility record date will be excluded from participation in the Liquidation Account.

     12. Both Stock Bank and Holding Company have no plan or intention, either currently or at the time of the proposed transaction, to issue additional shares of common stock following the proposed transaction, other than shares that may be issued to employees and/or directors pursuant to the ESOP, Management Recognition Plan and Stock Option Plan.

     13. Based on a report by the Appraiser, on a per-share basis, the exercise price of the subscription rights to purchase the Conversion Stock will be equal to the fair market value of the Conversion Stock at the time of the completion of the proposed transaction.

     14. Savings Bank will not have any net operating losses, capital loss carryovers, or built-in losses at the time of the proposed transaction.

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Board of Directors
CGB&L Financial Group, Inc.
June 2, 1998
Page 11


     15. Savings Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of IRC Section 368(a)(3)(A).

     16. Holding Company does not constitute an investment company as described in U.S. Treasury Regulation Section 1.351-1(c).

     17. Savings Bank's depositors will pay expenses of the proposed transaction solely attributable to them, if any.

     18. The proposed transaction does not involve a receivership, foreclosure, or similar proceeding before a federal or state agency involving a financial institution to which IRC Sections 581 or 591 apply.

     19. The principal amount, interest rate and maturity date of each deposit account in the Stock Bank will be identical to those of the corresponding deposit account held by the account holder in the Savings Bank immediately prior to the conversion.

     20. The Bank utilizes a reserve for bad debts in accordance with Section 585 and, following the conversion, the Stock Bank shall also utilize a reserve for bad debts in accordance with Section 585.

     21. The Eligible Account Holders' and Supplemental Eligible Account Holders' proprietary interests in Bank arise solely by virtue of the fact that they are account holders in the bank.

     22. The Stock Bank has no plan or intention to redeem or otherwise reacquire any of its stock issued to CGB&L Financial Group, Inc. in the proposed transaction.

     23. The liabilities of the Bank assumed by the Stock Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by the Bank in the ordinary course of business and are associated with the assets transferred.

     24. The aggregate fair market value of the deposit accounts held by all Eligible Account Holders as of the close of business on December 31, 1996 equaled 100% of the aggregate fair market value of all deposit accounts in the Bank as of the close of business on such date.

Board of Directors
CGB&L Financial Group, Inc.
June 2, 1998
Page 12


BUSINESS PURPOSE

Savings Bank's Board of Directors believes that the proposed transaction (resulting in the conversion of Savings Bank into a stock association, along with the formation of Holding Company) is in the best interests of Savings Bank, its Members, and the community served by Savings Bank, for the following reasons:

     - Conversion to the stock form of organization and creation of a holding company in connection therewith offers numerous advantages not available to Savings Bank in its present mutual form, which may be important to the future growth/performance of Savings Bank, including:
          (i) a larger capital base, (ii) enhanced future access to capital markets, and (iii) an opportunity for depositors of Savings Bank and residents of Piatt County to enjoy the benefits of stock ownership in Holding Company.

     - Holding Company will have greater flexibility to diversify its business activities through newly-formed subsidiaries or through acquisitions of other financial institutions (and other companies) than Savings Bank has in its present form.

                                      OPINION

Based solely upon the proposed transaction as delineated in the Prospectus, the "FACTS", "REPRESENTATIONS", and "BUSINESS PURPOSE" as stated above, the federal and State of Illinois consequences of the proposed transaction in our view are as follows:

     1. The conversion of Savings Bank from a State of Illinois mutual savings bank to a State of Illinois chartered stock savings bank will constitute a reorganization transaction within the meaning of IRC
          Section 368(a)(1)(F). Accordingly, neither Savings Bank nor Stock Bank will recognize any gain/loss as a result of the conversion (REV. RUL. 80-105, 1980-1 C.B. 78). Savings Bank and Stock Bank will each be a party to a reorganization within the meaning of IRC Section 368(b).

     2. Stock Bank will not recognize gain/loss upon the receipt of money and other property, if any, in exchange for shares of its common stock (IRC Section 1032(a)).

     3. No gain or loss will be recognized by Holding Company upon the receipt of money for Conversion Stock (IRC Section 1032(a)).

Board of Directors
CGB&L Financial Group, Inc.
June 2, 1998
Page 13


     4. The basis of Savings Bank's assets in the hands of Stock Bank will be the same as the basis of those assets in the hands of Savings Bank immediately prior to the transaction (IRC Section 362(b)).

     5. Stock Bank's holding period of the assets of Savings Bank will include the period during which such assets were held by Savings Bank prior to the proposed conversion transaction (IRC Section 1223(2)).

     6. The creation of the Liquidation Account on the records of Stock Bank will have no effect on Savings Bank's or Stock Bank's taxable income.

     7. Pursuant to IRC Sections 381(c)(4) and 593(g)(4) and U.S. Treasury Regulation Section 1.381(c)(4)-1(a)(1)(ii), Stock Bank will succeed to and take into account, immediately after the reorganization, the dollar amounts of those accounts of Savings Bank which represent bad debt reserves in respect of which Savings Bank has taken a bad debt deduction for taxable years ending on or before the date of reorganization. The bad debt reserves will not be required to be restored to the gross income of either Savings Bank or Stock Bank for the taxable year of the reorganization, and such bad debt reserves will have the same character in the hands of Stock Bank as they would have had in the hands of Savings Bank, had no reorganization transaction occurred.

     8. Stock Bank for purposes of IRC Section 381, will be treated as if there had been no reorganization. The tax attributes of Savings Bank enumerated in IRC Section 381(a) will be taken into account by Stock Bank as if there had been no reorganization. Accordingly, the tax year of Savings Bank will not end on the effective date of the conversion transaction. The part of the tax year of Savings Bank before the conversion will be includable in the tax year of the Stock Bank after the proposed transaction. Therefore, Stock Bank will not be required to make a federal income tax return for the portion of the tax year prior to the proposed conversion transaction (REV. RUL. 57-276, 1957-1 C.B. 126).

     9. Depositors will realize gain, if any, upon the constructive issuance to them of withdrawable deposit accounts of Stock Bank, nontransferable subscription rights to purchase Conversion Stock, and/or interests in the Liquidation Account of Stock Bank. Any gain resulting therefrom, will be recognized, but only in an amount not in excess of the fair market value of the subscription rights and Liquidation Accounts received. The Liquidation Accounts will have nominal, if any, fair market value.

Board of Directors
CGB&L Financial Group, Inc.
June 2, 1998
Page 14


          Based solely on the accuracy of the conclusions reached in the Appraiser's valuation opinion, and our reliance on such opinion, that the subscription rights have no economic value at the time of distribution or exercise, no gain or loss will be required to be recognized by the depositors upon receipt or distribution of subscription rights (IRC Section 1001; see PAULSON V. COMMISSIONER, 469 U.S. 131, 139 (1985), (quoting, SOCIETY FOR SAVINGS V. BOWERS, 349 U.S. 143 (1955)); but also see REV. RUL. 69-3, 1969-1 C.B. and REV.
          RUL. 1969-646, 1969-2 C.B. 54 (where the interest received rises to the level of "stock"and thus, in some circumstances, IRC Section 354 applies and therefore, no gain/loss shall be recognized)). Likewise, based solely on the accuracy of the aforesaid conclusion reached in the Appraiser's valuation, we give the following opinions: (a) no taxable income will be realized by the depositors of Savings Bank as a result of the exercise of the nontransferable subscription rights to purchase Conversion Stock at fair market value (REV. RUL. 56-572, 1956-2 C.B. 182); and (b) no taxable income will be realized by Stock Bank, Savings Bank, or Holding Company on the issuance or distribution of subscription rights to depositors of Savings Bank to purchase shares of Conversion Stock at fair market value (IRC Section 311).

     10. A depositor's basis in the deposit accounts of Stock Bank will be the same as the basis of their deposit accounts in Savings Bank (IRC
          Section 1012). Based upon our opinion, #9 above, the basis of the nontransferable subscription rights received to acquire Conversion Stock will be zero. Further, the basis of the interest in the Liquidation Account of Stock Bank received by Eligible Account Holders and Supplemental Eligible Account Holders will be equal to the cost of such property (i.e., assumed to be zero in this transaction).

     11. Each account holder will not recognize gain or loss upon the deemed exchange of their deposit accounts in the conversion.

     12. The basis of the Conversion Stock to its shareholders will equal the purchase price thereof (IRC Section 1012).

Board of Directors
CGB&L Financial Group, Inc.
June 2, 1998
Page 15


     13. A shareholder's holding period for Conversion Stock acquired through the exercise of the nontransferable subscription rights shall begin on the date on which the subscription rights are exercised (IRC Section 1223(6)). The holding period for the conversion Stock purchased pursuant to the community offering or under other purchase arrangements will commence on the date following the date on which such stock is purchased (REV. RUL. 70-598, 1970-2 C.B. 168).

     14. Regardless of any financial accounting entries that are made for the establishment of a Liquidation Account, the reorganization will not diminish the accumulated earnings and profits of Stock Bank available for subsequent distribution of dividends within the meaning of IRC
          Section 316 (U.S. Treasury Regulation Sections 1.312-11(b) and (c)). Stock Bank will succeed to and take into account the earnings and profits or deficit in earnings and profits of Savings Bank as of the date of the proposed conversion transaction.

     15. Section 102 of the State of Illinois Income Tax Act (the "Act") provides that, except as otherwise expressly stated or clearly appearing from the context, any term used in the Act shall have the same meaning as when used in a comparable context in the United States Internal Revenue Code of 1986 (the "IRC") or any successor law or laws relating to federal income taxes in effect for such taxable year. Further, Section 403 of the Act states, "To the extent not inconsistent with the provisions of this Act. . . .each person making a return under this Act shall take into account the items of income, deduction, and exclusion on such return in the same manner and amounts as reflected in such person's federal income tax return for the same taxable year." Based on the foregoing, the State of Illinois consequences of the proposed transaction will be consistent with the federal tax results as articulated above.


The foregoing highlights select income tax consequences to Holding Company, Savings Bank, and Stock Bank in connection with the proposed transaction.
The opinion is rendered for the benefit of Savings Bank's Board of Directors, and for reference in the Prospectus. This opinion may not be used for any other purpose, or issued to other outside parties without our express written consent. We would be pleased to discuss our conclusions further with the Board of Directors at a mutually convenient time.

Board of Directors
CGB&L Financial Group, Inc.
June 2, 1998
Page 16


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission relating to the offering of the Conversion Stock and as an exhibit to the Conversion Application of the Bank filed with the Illinois Office of Banks and Real Estate.

Sincerely,

OLIVE

/s/ Gary G. Genenbacher

Gary G. Genenbacher, CPA
Tax Manager

ggg/vac/cgblfed